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Safeway Calls ISS Announcement Disappointing

Company Urges Shareholders to Vote “FOR” for Steve Burd

Pleasanton, CA – May 6, 2004 – Safeway Inc. today expressed disappointment and disagreement with Institutional Shareholder Services (ISS) for recommending a withhold vote on Safeway Chairman and CEO Steve Burd at the company’s upcoming annual meeting. ISS suggested a withhold vote in order to send a signal to the company that additional corporate governance changes should occur. The company urged shareholders to vote “FOR” Mr. Burd, and issued the following statement:

Under his leadership, Safeway shares have grown in value from less than $3 to more than $20 on a split-adjusted basis. Mr. Burd has articulated a clear vision for repositioning Safeway as a differentiated and successful player within the supermarket sector.

We believe the enhancements Safeway has made to corporate governance are substantial—including implementing every measure previously approved by our shareholders, naming a highly regarded, independent outside director as lead director, and changing three board members. These enhancements grew out of a dialogue with our major shareholders. We will continue to discuss these issues with our shareholders and give their views careful consideration.

Safeway’s board and management remain equally focused on executing its strategic plan to improve financial performance, and we urge shareholders to support the team that is working to build a better Safeway.

On Monday, the Board elected Paul Hazen, former Chairman of Wells Fargo Bank, to serve as Lead Independent Director. The company reiterated that Mr. Hazen, who ISS has determined is an independent outside director and an appropriate Chairman of the Audit Committee, is the right person for that position. Mr. Hazen has assumed all of the duties required by ISS guidelines.

About Safeway: Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,808 stores in the U.S. and Canada and had annual sales of $35.6 billion in 2003. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of earnings, operating improvements, cost reductions and are indicated by words or phrases such as “expects,” “estimate,” “aim” and similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, results of our programs to reduce costs, increase sales and improve capital management, labor conditions, unanticipated events or changes in future operating results, financial condition or business over time, or unfavorable legislative, regulatory or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in Safeway’s most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

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